Exhibit 99.1

ZIOPHARM RECEIVES NOTICES OF ALLOWANCE FOR EUROPEAN AND U.S. PATENTS COVERING INDIBULIN

NEW YORK - August 18, 2008 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today that it has received notice from the European Patent Office that it intends to grant a patent with claims covering certain pharmaceutical formulations of indibulin (ZIO-301) for oral administration and processes for manufacturing such formulations. The Company also announced that it has received a notice from the United States Patent and Trademark Office that it intends to grant a patent with claims covering certain methods for treating multidrug-resistant tumors or inhibiting metastasis with various pharmaceutical compounds, including indibulin.

Indibulin is an oral novel tubulin targeted agent. The drug is currently being evaluated in several Phase I and Phase I/II studies, both as a single agent and in combination with Tarceva® and Xeloda®, for the treatment of a variety of solid tumors.

"Indibulin is a promising molecule that in early clinical study has demonstrated the activity without the common and serious side effects, associated with this class of therapy," said Jonathan Lewis, MD, PhD, Chief Executive Officer and Chief Medical Officer of ZIOPHARM. "These patent notices of allowance extend our already substantial intellectual property portfolio for indibulin."

About Indibulin

Indibulin is a novel synthetic anti-mitotic agent that binds to tubulin, destabilizes microtubule polymerization, arrests tumor cell growth at the G2/M phase and inhibits cell mobility and metastasis. Microtubules are well-established targets for anti-cancer drug development and tubulin-binding drugs such as taxanes and vinca alkaloids are currently widely used to treat cancer. Indibulin is orally available, lacks neurotoxicity and has efficacy in taxane refractory preclinical models.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-G

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Contacts:

Suzanne McKenna
ZIOPHARM Oncology, Inc.
(646) 214-0703
smckenna@ziopharm.com